Exhibit 99.2

MYRIAD GENETICS, INC.

NON-QUALIFIED STOCK OPTION GRANT NOTICE

(Performance-Based)

1.	Name of Participant:	Paul J. Diaz

2.	Date of Option Grant:	August 13, 2020

3.	Maximum Number of Shares for which this Option is exercisable:	[ ]

4.	Exercise (purchase) price per share:	$[ ]

5.	Option Expiration Date:	August 13, 2027

6.	Vesting Start Date:	This option shall vest and become exercisable as provided below, but in no event earlier than August 13, 2021

7.	Vesting Schedule: This Option shall become vested and exercisable (and the Shares issued upon exercise shall be vested) on the date of certification by the Administrator of the achievement of the following milestone stock prices (each, a “Milestone Stock Price”), provided (except as otherwise set forth below) the Participant is an Employee of the Company or of an Affiliate on the applicable vesting date; and provided further that no portion of the Option may vest (except as otherwise set forth below) earlier than August 13, 2021:

(i) 20% of the Option shall vest upon Achievement (as defined below) of a stock price that exceeds [__] the exercise price per share of the Option;

(ii) 20% of the Option shall vest upon Achievement of a stock price that exceeds [__] the exercise price per share of the Option;

(iii) 20% of the Option shall vest upon Achievement of a stock price that exceeds [__] the exercise price per share of the Option;

(iv) 20% of the Option shall vest upon Achievement of a stock price that exceeds [__] the exercise price per share of the Option; and

(v) 20% of the Option shall vest upon Achievement of a stock price that exceeds [__] the exercise price per share of the Option.

“Achievement” of each applicable Milestone Stock Price shall be based on the average of the closing prices of the Common Stock on the Nasdaq Stock Market for a period of twenty (20) consecutive trading days exceeding the applicable Milestone Stock Price. For the avoidance of doubt, upon the achievement of any of the Milestone Stock Prices described in clauses (b) through (e), above, the Milestone Stock Prices in the preceding clauses shall also be deemed achieved.

Notwithstanding the foregoing:

(a)

Termination by the Company without Cause or by the Participant for Good Reason. In the event that (i) the Participant’s employment is terminated by the Company other than for Cause, Disability or death, or (ii) the Participant terminates his employment for Good Reason, subject to and in accordance with the conditions set forth in this Agreement and Sections 4(c)(iii) and 4(f) of the Employment Agreement, to the extent this Option is not fully vested as of the Termination Date, this Option shall remain outstanding and eligible for additional Milestone Stock Price vesting for two (2) years following the Termination Date, but in no event later than the Option Expiration Date; and

(b)

Termination by the Company without Cause or by the Participant for Good Reason Following a Change of Control. In the event that a Change of Control occurs, and within a period of three (3) months prior to, upon, or twenty four (24) months following a Change of Control, either (i) the Participant’s employment is terminated by the Company other than for Cause, Disability or death, or (ii) the Participant terminates his employment for Good Reason, subject to and in accordance with the conditions set forth in this Agreement and Sections 4(e)(iii) and 4(f) of the Employment Agreement, this Option shall become fully vested and exercisable; and

(c)

Termination by the Company as a Result of the Participant’s Disability or Death. In the event that the Participant’s employment is terminated by the Company as a result of the Participant’s Disability or death, subject to and in accordance with the conditions set forth in this Agreement and Sections 4(d)(ii) and 4(f) of the Employment Agreement, this Option shall become vested and exercisable to the extent of certification by the Administrator that Achievement of any Milestone occurred prior to the Termination Date.

The foregoing rights are cumulative and are subject to the other terms and conditions of this Agreement.

The Option is granted to the Participant pursuant to the Participant’s Executive Employment Agreement with the Company dated August 13, 2020 (the “Employment Agreement”), and any capitalized terms not defined herein are defined in the Employment Agreement.

2

The Company and the Participant acknowledge receipt of this Stock Option Grant Notice and agree to the terms of the Stock Option Agreement attached hereto, and the terms of this Option Grant as set forth above (collectively, this “Agreement”).

This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.

MYRIAD GENETICS, INC.

By:
S. Louise Phanstiel
Board Chair

Paul J. Diaz

3

MYRIAD GENETICS, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

AGREEMENT made as of the date of grant set forth in the Stock Option Grant Notice by and between Myriad Genetics, Inc. (the “Company”), a Delaware corporation, and Paul J. Diaz (the “Participant”).

WHEREAS, the Company desires to grant to the Participant an Option to purchase shares of its common stock, $.01 par value per share (“Common Stock” or the “Shares”) as an inducement material to the Participant’s entering into employment as President and Chief Executive Officer of the Company, effective August 13, 2020, in accordance with the terms of the Employment Agreement; and

WHEREAS, the Company and the Participant each intend that the Option granted herein shall be a non-qualified stock option.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Agreement, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the term Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Board of Directors means the Board of Directors of the Company.

Cause has the meaning given to such term in the Employment Agreement.

Change of Control has the meaning given to such term in the Employment Agreement.

Code means the United States Internal Revenue Code of 1986, as amended, including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act.

Director means any member of the Board of Directors.

Disability or Disabled has the meaning given to such term in the Employment Agreement.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate).

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value of a Share of Common Stock means:

If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in the preceding paragraph, and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine in compliance with applicable laws.

Good Reason has the meaning given to such term in the Employment Agreement.

Non-Qualified Option means an option which is not intended to qualify as an incentive stock option under Section 422 of the Code.

Option means a Non-Qualified Option granted as an inducement award under Nasdaq Listing Rule 5635(c)(4).

Securities Act means the Securities Act of 1933, as amended.

Service means the Participant is an Employee of the Company or an Affiliate, a consultant to the Company or an Affiliate, or a member of the board of directors of the Company or an Affiliate.

Survivor means the deceased Participant’s legal representatives and/or any person or persons who acquire the Option by will or by the laws of descent and distribution.

2.	GRANT OF OPTION.

The Company hereby grants to the Participant the right and option to purchase all or any part of an aggregate of the number of Shares set forth in the Stock Option Grant Notice, on the terms and conditions and subject to all the limitations set forth herein and under United States securities and tax laws.

3.	EXERCISE PRICE.

The exercise price of the Shares covered by the Option shall be the amount per Share set forth in the Stock Option Grant Notice, subject to adjustment, as provided in Section 10, in the event of a stock split, reverse stock split or other events affecting the holders of Shares after the date hereof (the “Exercise Price”). Payment shall be made in accordance with Section 6 of this Agreement.

4.	EXERCISABILITY OF OPTION.

Subject to the terms and conditions set forth in this Agreement, the Option granted hereby shall become vested and exercisable as set forth in the Stock Option Grant Notice and is subject to the other terms and conditions of this Agreement.

5.	TERM OF OPTION.

This Option shall terminate on the Option Expiration Date as specified in the Stock Option Grant Notice, but shall be subject to earlier termination as provided herein.

If the Participant’s Service ceases (the date the Participant’s Service ceases is referred to as the “Termination Date”) for any reason other than (i) termination of the Participant by the Company without Cause or by the Participant for Good Reason, (ii) the death or Disability of the Participant, or (iii) termination of the Participant for Cause (including any related resignation or removal from the Board of Directors related thereto), the Option to the extent then vested and exercisable pursuant to Section 4 hereof as of the Termination Date, and not previously terminated in accordance with this Agreement, may be exercised within three months after the Termination Date, or on or prior to the Option Expiration Date as specified in the Stock Option Grant Notice, whichever is earlier, but may not be exercised thereafter except as set forth below in the last paragraph of this Section 5. In such event, the unvested portion of the Option shall not be exercisable and shall expire and be cancelled as of the Termination Date.

If the Participant’s Service ceases as a result of (i) termination by the Company without Cause (excluding termination as a result of Disability or death), or (ii) termination by the Participant for Good Reason, the Option to the extent vested and exercisable pursuant to Section 4 hereof (including the acceleration provisions of Section 7(b) of the Grant Notice) as of the Termination Date, and not previously terminated in accordance with this Agreement, may be exercised within three months after the Termination Date, or on or prior to the Option Expiration Date as specified in the Stock Option Grant Notice, whichever is earlier, but may not be exercised thereafter; provided, however, that, subject to and in accordance with the provisions of this

Agreement and Sections 4(c)(iii) and 4(f) of the Employment Agreement, to the extent the Option is not vested, the Option shall remain outstanding and eligible for vesting for two (2) years following the Termination Date, but in no event later than the Option Expiration Date, and upon any such vesting, the Option may be exercised within three months after the vesting date.

In the event the Participant’s Service is terminated by the Company or an Affiliate for Cause (including any related resignation or removal from the Board of Directors related thereto), the Participant’s right to exercise any unexercised portion of this Option even if vested shall cease immediately as of the time the Participant is notified pursuant to the Employment Agreement that his Service is terminated for Cause, and this Option shall thereupon terminate. Notwithstanding anything herein to the contrary, if subsequent to the Participant’s termination, but prior to the exercise of the Option, the Administrator determines that, prior to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then the Participant shall immediately cease to have any right to exercise the Option and this Option shall thereupon terminate.

In the event of the death or Disability of the Participant, the Option shall be exercisable, to the extent that the Option has become exercisable but has not been exercised as of the date of death or Disability, within one year after the Participant’s termination due to death or Disability or, if earlier, on or prior to the Option Expiration Date as specified in the Stock Option Grant Notice.

Notwithstanding the foregoing, other than in the event of termination by the Company for Cause, in the event of the Participant’s Disability or death within three months after the Termination Date, the Participant or the Participant’s Survivors may exercise the Option, to the extent vested as of the Termination Date, within one year after the Termination Date, but in no event after the Option Expiration Date as specified in the Stock Option Grant Notice.

6.	METHOD OF EXERCISING OPTION.

Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company or its designee, in substantially the form of Exhibit A attached hereto (or in such other form acceptable to the Company, which may include electronic notice). Such notice shall state the number of Shares with respect to which the Option is being exercised and shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Company). Payment of the Exercise Price for such Shares and any tax withholding obligations arising in connection with an exercise of the Option shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value (as defined below) equal as of the date of the exercise to the aggregate cash exercise price (and related withholding obligations) for the number of Shares as to which the Option is being exercised; (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised (and related withholding obligations); or (d) in accordance with a cashless exercise program established at the discretion of the Company with a securities brokerage firm; or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above; or (f) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine. The Company shall deliver such Shares as soon as practicable after the notice shall be received, provided, however, that the Company may delay issuance of such Shares until completion of any action or obtaining of any consent (which the Company will use commercially reasonable efforts to promptly obtain), which the Company reasonably deems necessary under any applicable law (including, without limitation, state securities or “blue sky” laws). The Shares as to which the Option shall have been so exercised shall be registered in the Company’s share register in the name of the person so exercising the Option (or, if the Option shall be exercised by the Participant and if the Participant shall so request in the notice exercising the Option, shall be registered in the Company’s share register in the name of the Participant and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person exercising the Option. In the event the Option shall be exercised, pursuant to Section 5 hereof, by any person other than the Participant, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable. The Company will use commercially reasonable efforts to register, under the Securities Act of 1933, as amended, the offer and sale to the Participant of the Shares subject to the Option.

7.	PARTIAL EXERCISE.

Exercise of this Option to the extent above stated may be made in part at any time and from time to time within the above limits, except that no fractional share shall be issued pursuant to this Option.

8.	NON-ASSIGNABILITY.

The Option shall not be transferable by the Participant otherwise than (a) by will or by the laws of descent and distribution, (b) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder, or (c) to a “family member” as such term is defined in the SEC’s General Instructions to a Registration Statement on Form S-8, pursuant to a transfer agreement approved by the Administrator (which approval shall not unreasonably be withheld) in which the family member acknowledges and agrees to the terms of this Agreement. Except as provided above in this paragraph, the Option shall be exercisable, during the Participant’s lifetime, only by the Participant (or, in the event of legal incapacity or incompetency, by the Participant’s guardian or representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this Section 8, or the levy of any attachment or similar process upon the Option shall be null and void.

9.	NO RIGHTS AS STOCKHOLDER UNTIL EXERCISE.

The Participant shall have no rights as a stockholder with respect to Shares subject to this Agreement until registration of the Shares in the Company’s share register in the name of the Participant. Except as is expressly provided in Section 10 of this Agreement with respect to certain changes in the capitalization of the Company, no adjustment shall be made for dividends or similar rights for which the record date is prior to the date of such registration.

10.	ADJUSTMENTS.

Upon the occurrence of any of the following events, the Participant’s rights with respect to the Option shall be adjusted as hereinafter provided.

(a) Stock Dividends and Stock Splits. If (i) the Shares shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any Shares as a stock dividend on its outstanding Shares, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares, the Option and the number of Shares deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise price per share, to reflect such events.

(b) Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, or sale of all or substantially all of the Company’s assets, or the acquisition of all of the outstanding voting stock of the Company in a single transaction or a series of related transactions by a single entity other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), shall, as to the unexercised portion of the Option, either (i) make appropriate provision for the continuation of the Option by substituting on an equitable basis for the Shares then subject to the Option either the consideration payable with respect to the outstanding Shares in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participant, provide that the Option is fully vested and exercisable and must be exercised within a specified number of days of the date of such notice (such specified number of days to give the Participant reasonable notice of the impending termination and a reasonable opportunity to exercise the Option during such notice period), at the end of which period the Option shall terminate; or (iii) terminate the Option in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to the holder of the number of Shares into which the Option would have been exercisable (assuming the Option was fully vested and exercisable) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined reasonably and in good faith by the Board of Directors.

(c) Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding Shares, the Participant upon exercising the Option after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance if any, the number of replacement securities which would have been received if the Option had been exercised prior to such recapitalization or reorganization.

(d) Modification of Options. Notwithstanding the foregoing, any adjustments made pursuant to Subsection (a), (b) or (c) above shall be made only after the Administrator determines whether such adjustments would cause any adverse tax consequences, including, but not limited to, pursuant to Section 409A of the Code. If the Administrator determines that such adjustments would constitute a modification of the Option or other adverse tax consequence to the Participant, it may refrain from making such adjustments, unless the Participant specifically agrees in writing that such adjustment be made and agrees to accept full responsibility for any tax liability resulting therefrom.

(e) Dissolution or Liquidation of the Company. Upon the dissolution or liquidation of the Company other than in connection with a transaction, recapitalization or reorganization referenced in Section 10(b) or 10(c), the Option will terminate and become null and void; provided, however, that if the rights of the Participant or the Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise the Option to the extent that the Option is exercisable as of the date immediately prior to such dissolution or liquidation.

11.	TAXES.

The Participant acknowledges and agrees that (i) any income or other taxes due from the Participant with respect to this Option or the Shares issuable pursuant to this Option shall be the Participant’s responsibility; (ii) the Participant was free to use professional advisors of his or her choice in connection with this Agreement, has received advice from his or her professional advisors in connection with this Agreement, understands its meaning and import, and is entering into this Agreement freely and without coercion or duress; (iii) the Participant has not received and is not relying upon any advice, representations or assurances made by or on behalf of the Company or any Affiliate or any employee of or counsel to the Company or any Affiliate regarding any tax or other effects or implications of the Option, the Shares or other matters contemplated by this Agreement; and (iv) neither the Administrator, the Company, its Affiliates, nor any of its officers or directors, shall be held liable for any applicable costs, taxes, or penalties associated with the Option if, in fact, the Internal Revenue Service were to determine that the Option constitutes deferred compensation under Section 409A of the Code.

The Participant agrees that the Company may withhold from the Participant’s remuneration, if any, the minimum statutory amount of federal, state and local withholding taxes attributable to such amount that is considered compensation includable in such person’s gross income (to the extent such withholding obligations are not satisfied as provided in Section 6). At the Company’s discretion, the amount required to be withheld (to the extent such withholding obligations are not satisfied as provided in Section 6) may be withheld in cash from such remuneration, or in kind from the Shares otherwise deliverable to the Participant on exercise of the Option. The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration sufficient to satisfy the Company’s income tax withholding obligation and such withholding obligations are not satisfied as provided in Section 6, the Participant will reimburse the Company on demand, in cash, for the amount under-withheld.

12.	PURCHASE FOR INVESTMENT.

Unless the offering and sale of the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue the Shares covered by such exercise unless the Company has determined (which determination shall be made promptly, reasonably and in good faith) that such exercise and issuance would be exempt from the registration requirements of the Securities Act and until the following conditions have been fulfilled:

(a) The person(s) who exercise the Option shall warrant to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon any certificate(s) evidencing the Shares issued pursuant to such exercise:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws;” and

(b) If the Company reasonably and in good faith determines that such an opinion is necessary, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise in compliance with the Securities Act without registration thereunder. Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company reasonably and in good faith deems necessary under any applicable law (including without limitation state securities or “blue sky” laws), which the Company shall use commercially reasonable efforts to promptly obtain.

14.	NO OBLIGATION TO MAINTAIN RELATIONSHIP.

The Participant acknowledges that: (i) the Company is not by this Agreement obligated to continue the Participant as an employee of the Company or an Affiliate; (ii) the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (iii) all determinations with respect to any such future grants, including, but not limited to, the times when options shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of the Company; (iv) the value of the Option is an extraordinary item of compensation which is outside the scope of the Participant’s employment or consulting contract, if any; and (v) the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. Nothing in the preceding sentence, however, limits any right or remedy of the Participant, or obligation of the Company, under the Employment Agreement.

15.	NOTICES.

Any notices required or permitted by the terms of this Agreement shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Myriad Genetics, Inc.

Attention: General Counsel

320 Wakara Way

Salt Lake City, UT 84108

If to the Participant to the last known address provided to the Human Resources department by the Participant or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

16.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in the state of Utah and agree that such litigation shall be conducted in the state courts of the state of Utah or the federal courts of the United States for the District of Utah.

17.	BENEFIT OF AGREEMENT.

(a) This Agreement is personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns; provided that the Company shall not assign this Agreement except to a parent entity, or a successor to all or substantially all of the business or assets of the Company (or a parent thereof), in a transaction or event to which Section 10 applies. To the extent the Option continues after such event or there remains any unsatisfied obligation of the Company pursuant to Section 10, the Company shall require any successor to all or substantially all of the Company’s business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

18.	SEVERABILITY.

If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

19.	ENTIRE AGREEMENT.

This Agreement and the relevant provisions of the Employment Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

20.	MODIFICATIONS AND AMENDMENTS.

The terms of this Agreement may be modified or amended by the Administrator; provided that any modification or amendment of this Agreement shall not, without the consent of the Participant, adversely affect the Participant’s rights under this Agreement.

21.	WAIVERS AND CONSENTS.

The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

21.	DATA PRIVACY.

By entering into this Agreement, the Participant: (i) authorizes the Company and each Affiliate, and any agent of the Company or any Affiliate facilitating the grant or administration of the Option, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant or administration of the Option; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

22.	CLAWBACK.

Notwithstanding anything to the contrary contained in this Agreement, the Company may recover from the Participant any compensation received from the Option or cause the Participant to forfeit the Option (whether or not vested) in accordance with any forfeiture or clawback policy established by the Company generally for executives from time to time.

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Exhibit A

NOTICE OF EXERCISE OF STOCK OPTION

[Form for Shares registered in the United States]

To:	MYRIAD GENETICS, INC.

IMPORTANT NOTICE: This form of Notice of Exercise may only be used at such time as the Company has filed a Registration Statement with the Securities and Exchange Commission under which the issuance of the Shares for which this exercise is being made is registered and such Registration Statement remains effective.

Ladies and Gentlemen:

I hereby exercise my Stock Option to purchase _________ shares (the “Shares”) of the common stock, $0.01 par value, of MYRIAD GENETICS, INC. (the “Company”), at the exercise price of $________ per share, pursuant to and subject to the terms of that Stock Option Grant Notice dated August [__], 2020.

I understand the nature of the investment I am making and the financial risks thereof. I am aware that it is my responsibility to have consulted with competent tax and legal advisors about the relevant national, state and local income tax and securities laws affecting the exercise of the Option and the purchase and subsequent sale of the Shares.

I am paying the option exercise price for the Shares as follows:

______________________________________________________

Please issue the Shares (check one):

☐ to me; or

☐ to me and _______________________ , as joint tenants with right of survivorship,

at the following address:

______________________________________

______________________________________

______________________________________

Exhibit A-1

My mailing address for stockholder communications, if different from the address listed above, is:

______________________________________

______________________________________

______________________________________

Very truly yours,

Participant (signature)

Print Name

Date

Exhibit A-2